Exhibit 3.18

WESTPOWER — BECKLEY, L.P.

AGREEMENT
OF
LIMITED PARTNERSHIP
AMONG
WESTMORELAND ENERGY, INC.
AND
WESTMORELAND — BECKLEY, INC.

WESTPOWER — BECKLEY, L.P.
AGREEMENT OF LIMITED PARTNERSHIP
     THIS IS AN AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”), between WESTMORELAND — BECKLEY, INC., a Delaware corporation, as the sole general partner (the “General Partner”), and WESTMORELAND ENERGY, INC., a Delaware corporation, as the initial limited partner (the “Limited Partner”). The General Partner and the Limited Partner may be referred to as the “Partners,” or individually as a “Partner.”
WITNESSETH:
     WHEREAS, the parties hereto desire to form a limited partnership to be known as “Westpower - Beckley, L.P.” (the “partnership”) under and pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Act”); and
     WHEREAS, the parties hereto desire to set forth in full all of their agreements and understandings concerning the Partnership.
TERMS
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1. DEFINITIONS.
     The following terms when used in this Agreement shall have the meanings set forth below:
          “Additional Capital Contributions” means additional contributions in cash or the fair market value of property or services by the Partners to the capital of the Partnership made following the Initial capital Contribution, pursuant to Section 3.4 below.
          “Capital Account” shall have the meaning ascribed to it in section 3.2 hereof.
          “Capital Contributions” means Initial Capital contributions plus Additional Capital Contributions, if any.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Initial Capital Contributions” means the cash or fair market value of property or services contributed to the capital of the Partnership by the Partners as of the date hereof, as set forth on Exhibit 1 hereto, or as of the date of admission of additional Partners.
          “Limited Partner” shall mean the initial Limited Partner and additional Limited Partners, if any, who shall both acquire an interest as a limited partner in the Partnership and be admitted to the Partnership pursuant to this Agreement following the date hereof.
          “Loss” means for each fiscal year of the Partnership an amount equal to the Partnership’s taxable loss for such period, as determined under section 703(a) of the Code.
          “Net Cash Flow” means with respect to any fiscal period shall mean Net Income of the Partnership for the fiscal period and, to the extent the following items are not otherwise reflected in the determination of Net Income, shall be: (1) reduced by (a) any repayments by the Partnership of principal on loans (excluding Partner Loans, the principal amounts of which are payable out of Net Cash Flow), (b) any capital expenditures, prepaid expenses, or other expenses, and (c) reasonable additions to a reserve retained for working capital and contingencies and expenses of the Partnership, including anticipated debt service for the 12 months following any determination of Net Cash Flow; and (2) increased by (a) amounts deducted by the Partnership for depreciation of tangible assets or amortization of capitalized expenditures, other capital accounts or other items, (b) the amounts of any expenses incurred in a fiscal period which were prepaid in a prior fiscal period, and (c) the amounts of any decreases in the reserve retained for working capital and other contingencies.
          “Net Income” means with respect to any fiscal period shall mean the net income or loss of the partnership as reported on the Partnership’s federal tax returns, determined on an accrual basis. Net Income may be estimated by the General Partner in respect of fiscal periods ending prior to the end of the fiscal year in which they occur and any distributions to the Partners made on the basis of such estimated Net Income shall be subject to adjustment as of the end of such fiscal year.
          “Operating Budget” shall have the meaning ascribed to it in section 6.2 hereof.
          “Participation Percentage” means each Partner’s distributive share of the partnership’s income, profits, gains, losses, deductions and credits, as set forth on Exhibit 1 hereto or on any amendment thereof upon admission of additional Partners. Participation Percentages shall be adjusted during the term of the Partnership to reflect additional Limited Partners, if any.
          “Partners” and “Partner” means, respectively, all or anyone of the General Partners and Limited Partners. “Partner Loans” means amounts loaned by Partners to the Partnership, pursuant to section 3.3 below.
Section 2. THE PARTNERSHIP
     2.1. Formation. The Partners hereby form a limited partnership pursuant to this Agreement and to the provisions of the Act.
     2.2. Name. The name of the limited partnership shall be “Westpower — Beckley, L.P.”
     2.3. Purposes. The purposes of the Partnership shall be to acquire, own, develop, and operate cogeneration and small power production facilities in the United states of America and to pay all expenses incident thereto, and to finance, lease, maintain, encumber, dispose of, or otherwise deal with cogeneration and small power production facilities. In order to carry out such purposes, the Partnership shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes, and for the protection and benefit of cogeneration and small power production facilities.
     2.4. Place of Business. The Partnership’s specified office and registered agent will be at the addresses designated on Exhibit 1 hereto. The Partnership may have such other or additional places of business as the General Partner may from time to time designate.
     2.5. Term. The term of the Partnership will commence upon filing of a Certificate of Limited Partnership (the “Certificate”) as required by the Act, and will continue until the Partnership is dissolved pursuant to section 8 hereof.
     2.6. Interest and Authority. The interests of the Partners in the Partnership shall be personal property for all purposes. All property owned by the partnership, whether real or personal, tangible or intangible, shall be owned by the Partnership as an entity, and no Partner individually shall have any ownership of such property. No Partner shall take any action on behalf of or in the name of the partnership or enter into any agreement binding the Partnership except as expressly provided for under this Agreement or expressly authorized or directed by the Partners.
     2.7 Fiscal Year. The fiscal and taxable year of the Partnership shall be the calendar year.

     2.8 Other Businesses. No Partner shall be prohibited from owning, operating or investing in, either directly or indirectly, any other cogeneration or small power production facility either in the Commonwealth of Virginia or elsewhere, or from engaging or possessing an interest in other businesses of any nature or description, independently or with others, whether or not in competition with the Partnership in any of such cases, and the other Partners shall not have any rights by virtue of this Agreement in respect of such other businesses or the income or profits derived therefrom.
Section 3. CAPITAL CONTRIBUTIONS; PARTNER LOANS
     3.1. Initial Capital Contributions.
          (a) The Limited Partner has, concurrently with the execution of this Agreement, contributed the sum set forth on Exhibit 1 hereto, to the Partnership for the interest being acquired by such Limited Partner, and such Partner’s percentage interest being acquired by the Limited Partner is set forth in Exhibit 1.
          (b) The General Partner has, concurrently with the execution of this Agreement, contributed the sum set forth on Exhibit 1 hereto.
     3.2. Capital Accounts. The Partnership will maintain for each Partner an account to be designated its capital Account, to which will be added the Partner’s (i) Initial Capital Contributions, (ii) Additional Capital Contributions, (iii) the fair market value of any property contributed by the Partner to the Partnership (net of liabilities secured by such property that the Partnership is considered to assume or take subject to under section 752 of the Code), and (iv) distributive share of the income or gain of the Partnership; and against which will be deducted the Partner’s (i) distributive share of distributions and losses of the Partnership, (ii) distributive share of the expenditures of the Partnership described in section 705(a) (2) (B) of the Code, (iii) all cash distributions made to the Partner, and (iv) the fair market value of the property distributed to the Partner by the Partnership (net of liabilities secured by such property that the Partner is considered to assume or to take subject under section 752 of the Code, and after adjusting the Partners’ capital Accounts by the Partners’ shares of the unrealized income, gain, loss and deduction inherent in such property, and not reflected in such Capital Accounts previously, as if the property had been sold for its fair market value). A Partner’s capital Account may, at any point in time, have a negative balance resulting from the Partner’s share of distributions and losses in excess of the Partner’s share of profits, Initial Capital Contributions and Additional Capital contributions. Except as provided in the Act or otherwise in this Agreement, a Partner with a negative balance in its Capital Account shall have no obligation to restore such negative balance.

     3.3. Use of Capital contributions and Loans. The Capital Contributions of the Partners and all proceeds of any Partnership borrowings shall be used only for Partnership purposes, as shall be determined by the General Partner.
     3.4. Additional Capital contributions and Partners’ Loans.
          (a) No Partner shall be required to make any Additional capital contributions or Partner Loans or any other contributions, loans or advances to the Partnership in excess of such Partner’s Initial Capital Contribution.
          (b) A Partner may make Additional capital Contributions or Partner Loans to the Partnership only if (i) the General Partner approves such contribution or loan in writing and (ii) the General Partner first offers to all Partners (in accordance with their respective Participation Percentages) the opportunity to participate in any such contribution or loan on the same terms and conditions that are offered to another Partner. The foregoing offer by the General Partner shall be forwarded by written notice delivered in accordance with the requirements of Section 9.9 of this Agreement, and must be accepted (or will be deemed to have been rejected) within fifteen (15) days thereafter by a written notice to the General Partner likewise delivered in accordance with the requirements of Section 9.9 hereof. Following the expiration of such fifteen (15) day period, the General Partner shall have the power to accept Additional Capital Contributions or Partner Loans, as the case may be, from any Partner (without regard to the Partner’s participation Percentage or whether any other Partner may have accepted the offer) on the same terms and conditions as were offered to all Partners; provided, however, that if all Partners accept the General Partner’s offer within the time limits specified herein, each Partner shall have the right to contribute or loan, as the case may be, an amount which is proportionate to its participation Percentage.
          (c) If any Partner advances any funds to the Partnership after the date of this Agreement (except in the case of Additional capital Contributions), such advances will be treated as Partner Loans, will not increase such Partner’s Participation Percentage, and the amount thereof will be a debt due from the Partnership to such Partner, entitled to the priorities described in sections 4.1 and 8.2 hereof, and to be repaid with interest at an annual rate equal to one percent (1%) above the “prime rate” of interest being charged from time to time by Fidelity Bank, Philadelphia, Pennsylvania on short-term floating loans to its responsible and substantial commercial borrowers in effect on the date such Partner Loan is made, or such other interest rate as may be agreed upon among the Partners.
     3.5. No Liability. No Partner will in any case be liable for the return of all or any part of the Capital Contributions or Partner Loans, if any, of the other Partners, it being expressly understood that any return of capital or repayment of loans to a Partner will be made solely from the assets of the Partnership.

     3.6. General Partner as Limited Partner. A General Partner may also be a Limited Partner to the extent that it purchases or becomes a transferee of all or any part of the interest of a Limited Partner, as otherwise allowed by this Agreement, and to such extent shall be treated in all respects as a Limited Partner.
Section 4. DISTRIBUTIONS; ALLOCATIONS
     4.1. Distributions. Net Cash Flow of the Partnership, if any, shall be distributed in available cash to the Partners annually, within 120 days after the end of each fiscal year of the Partnership. All such Net Cash Flow, if any, shall be distributed in the following order of priority: (a) to the Partners in repayment of the entire principal amounts of the Partner Loans, together with all accrued but unpaid interest thereon, first on account of accrued interest thereon and then in repayment of the principal amounts thereof; repayments of Partner Loans shall be applied (i) first, in the order of their seniority and (ii) second, pro rata in accordance with the amounts outstanding under Partner Loans made as of the same date; and, thereafter, (b) to the Partners in accordance with their respective Participation Percentages. No Partner shall be entitled to return of its Capital contribution except as otherwise provided in sections 7.5 and 8.2 hereof. No Partner shall be entitled to interest on its Capital Contribution or any property from the partnership other than cash.
     4.2. Allocations.
          (a) In General. All Partnership items of income, gain, loss, deduction or credit shall be allocated to the Partners in accordance with their respective Participation Percentages for both book and tax purposes; provided, however, that Loss which is attributable to liabilities of the Partnership which are not nonrecourse liabilities within the meaning of Treasury Regulation section 1.704-1(b) (4) (iv) (g) (including Loss attributable to the Partner Loans) shall be allocated to the Partners in the proportion in which they would bear such Loss as provided in said Treasury Regulation section 1.704- l(b) (4) (iv) (g).
          (b) Stop-Loss. Notwithstanding paragraph (a) of this section 4.2, no item of loss, deduction or expense in excess of the sum of:
               (i) (I) the balance of such Limited Partner’s capital Account (which may be a negative number if such Capital Account has a negative balance), reduced by (II) the amount of any distributions that as of the end of the Partnership’s fiscal year (“Fiscal Year”), reasonably are expected to be made to such Limited Partner, to the extent they exceed offsetting increases to such Limited Partner’s Capital Account that reasonably are expected to occur during (or prior to) the Fiscal Years in which such distributions are expected to be made; and

               (ii) such Limited Partner’s interest in the “minimum gain” of the Partnership, which “minimum gain” of the Partnership shall be the amount, determined at the end of the Fiscal Year, by which the outstanding principal balance of the partnership’s nonrecourse indebtedness (including the portion of any nonrecourse indebtedness of partnerships in which the Partnership, either directly or through intermediate partnerships, is a partner that is allocable to the Partnership) exceeds the adjusted basis (computed for Federal income tax purposes) of the partnership properties securing such indebtedness (or in the case of the Partnership’s share of any nonrecourse indebtedness of another partnership, the other partnership’s adjusted basis of the properties securing such indebtedness), will be allocated to a Limited Partner, but such item will instead be allocated to the General Partner. If at any time a Limited Partner has a deficit balance in its Capital Account (after reduction by the amount described in clause (II) of subparagraph (i) above) that exceeds the amount described in subparagraph (ii) above, the items of Partnership income, gain, loss, deduction or expense shall be allocated in the manner that reduces such excess as rapidly as possible consistent with the provisions of Income Tax Regulation 1.704-1(b) (2) (ii) (d). To the extent that any item of Partnership income, gain, loss, deduction or expense has been specially allocated pursuant to this Section 4.2(b), subsequent items of income, gain, loss, deduction and expense of the Partnership shall be allocated to the extent possible in a manner, consistent herewith, that negates as rapidly as possible the effect of all previous allocations under this section 4.2(b).
Section 5. MANAGEMENT.
     5.1. General Partner. The Partnership will be managed and the conduct of its business will be controlled solely by the General Partner. The General Partner will possess all of the powers and rights of a partner in a partnership without limited partners and, without limiting the generality of the foregoing, the General Partner shall have the following powers and duties and is authorized on behalf of the Partnership to do the following, subject to the limitations set forth in section 5.2 below:
          (a) Be responsible for the management of the activities and business of the partnership, prepare the Operating Budget, and do all things which, in the opinion of the General Partner, are necessary or desirable to carry on the business of the Partnership, including, without limitation, execution and filing of all certificates and documents necessary or desirable in connection with the formation, continuation and qualification of the Partnership in appropriate jurisdictions.
          (b) Maintain the books of account and records of the partnership, in accordance with generally accepted accounting principles, reflecting the activities of the Partnership.

          (c) Open and maintain bank accounts in the name of the Partnership in which shall be deposited the Partnership’s funds, without commingling of any other funds.
          (d) Provide office space, secretarial service, telephone service and other related services as needed by the Partnership.
          (e) Borrow, repay and reborrow money for any Partnership purpose and, if security is required therefor, mortgage, pledge or encumber any portion or all of the assets of the Partnership; and execute and deliver, in the name and on behalf of the Partnership, all notes, mortgages, deeds of trust, pledges, and other instruments or documents necessary in connection therewith.
          (f) Pay all taxes and assessments levied against the assets of the Partnership, or any part thereof, sign and file all tax returns, and make any and all elections, as required, under federal, state and local tax laws.
          (g) Employ and dismiss from employment any and all employees, and obtain all management, legal, leasing, accounting, bookkeeping and other services necessary in connection with the business of the Partnership.
          (h) Pay, collect, compromise, arbitrate, resort to legal action or otherwise adjust claims or demands of or against the Partnership.
          (i) Sell, exchange, lease or otherwise dispose of all or any portion of the partnership property on behalf of the Partnership.
          (j) Be reimbursed by the Partnership for all of the General Partner’s costs and expenses incurred on behalf of the Partnership and for all goods and services furnished to the Partnership by the General Partner (including the amount of allocated internal costs including, without limitation, employees’ compensation).
          (k) Generally do all things necessary in connection with any of the foregoing; execute all documents and other instruments on behalf of the Partnership in connection therewith; pay as a partnership expense all costs and expenses connected with the organization, operation or management of the Partnership; and sign or accept all checks, notes and drafts on the Partnership’s behalf (provided, however, that the General Partner shall not receive compensation for its services hereunder other than as provided for above).
     5.2. Major Decisions. Prior to the Partnership’s undertaking any of the following actions, all of the Partners shall consent thereto in writing:

          (a) Any sale, conveyance, lease, assignment, pledge, hypothecation, transfer or other disposition or encumbrance of any portion of Partnership property with a fair market value in excess of $100,000.
          (b) Any settlement of any dispute or litigation on behalf of the Partnership which would require payment to or by the Partnership of more than $100,000.
          (c) The admission of any new or additional Partner to the Partnership.
          (d) The incurrence, assumption or guarantee of indebtedness in excess of $100,000 in aggregate at any one time outstanding.
          (e) The assumption or creation of any contractual obligation if the anticipated expenditure or liability of the Partnership over the term thereof shall be anticipated to be more than $100,000.
          (f) Implementation of the Operating Budget.
     5.3. No Liability. Neither the General Partner nor any of its directors, officers, employees or agents will be liable to the Partnership or to any Partner for any act or omission performed or omitted by it or any of them in good faith hereunder. The General Partner will not be liable for the return of all or any part of the Initial Capital Contributions, Additional Capital contributions or Partner Loans, if any, of the Limited Partners and any returns of capital or repayment of loans to a Partner will be made solely from the ‘assets of the Partnership; nor will the General Partner be required to pay to the Partnership or to the Limited Partners any capital deficits upon dissolution or otherwise.
     5.4. Limited Partners. The Limited Partners shall not take part in the management or control of the business of the Partnership nor participate, except as expressly provided for in this Agreement, in making the decisions of the Partnership; provided, however, that the Limited Partners may engage in those activities in connection with the Partnership which may be enumerated in the Act as not being within the meaning of “control.” No Limited Partner shall have any personal liability with respect to liabilities and obligations of the partnership, except as may be expressly agreed to by such Limited Partner. No Limited Partner shall take any action which would, if taken, cause a dissolution of the Partnership. The General Partner may participate in, and make contributions to and share in profits, losses, and distributions of the Partnership, as a limited partner.
     5.5. Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify, defend and hold harmless the Partners and their respective directors, officers, shareholders, agents, employees and other representatives (individually an “indemnitee”) against any loss, expense, damage, claim, liability, obligation, judgment or injury suffered or sustained by such indemnitee by reason of any act, omission or alleged act or omission by such indemnitee arising out of its activities on behalf of the partnership or in furtherance of the interests of the Partnership, including, without limitation, any judgment, award, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened actions, proceedings or claims in which such indemnitee may be involved, or threatened to be involved, by reasons of such activities, all costs of which shall be charged to and paid by the Partnership as incurred; provided, however, that (a) the acts, omissions or alleged acts or omissions upon which such actual or threatened actions, proceedings or claims are based were not fraudulent or a result of willful misconduct by such indemnitee, and (b) the indemnification hereunder shall be payable only from and out of the assets of the Partnership and not from or out of the assets of any General Partner or Limited Partner.
Section 6. STATEMENTS; OPERATING BUDGET; TAXES
     6.1. Statements. Within 45 days after the end of eachof the first three quarters of each fiscal year of the Partnership and within 90 days after the close of each fiscal year of the Partnership, the General Partner shall furnish to each Partner with respect to such period, a balance sheet, income statement and cash flow statement. The foregoing quarterly financial statements shall be unaudited and the foregoing annual financial statements shall be audited by such certified public accountants as are acceptable to the Partners, and the cost of preparing the statements and such audit shall be borne by the Partnership.
     6.2. Operating Budget. Not less than 45 days prior to the commencement of each fiscal year, the General Partner shall cause to be prepared a proposed operating and capital expenditures budget (“Operating Budget”) for the approval of all Partners setting forth the estimated operating and capital expenditures and receipts of the Partnership for the following year.
     6.3. Inspection. All books of account and all other records of the Partnership (including the certificate, and all amendments thereto, and this Agreement) shall be kept by the General Partner at the Partnership’s principal place of business and may be inspected there at any reasonable time by the Partners.
     6.4. Taxes. The General Partner shall be the “tax matters partner” (as that term is used in the Code) of the Partnership. The General Partner shall cause, at Partnership expense, all tax returns and notices to be prepared and filed for the Partnership and shall furnish copies thereof to all Partners. The General Partner shall make such elections under the Internal Revenue Code, including the method of depreciation and amortization, as all of the Partners shall direct. The General Partner shall furnish to the Partners a copy of the Partnership’s Schedule K-1 (or successor form) with the annual financial statements under section 6.1 above.

Section 7. ADDITIONAL PARTNERS; TRANSFERS; WITHDRAWAL
     7.1. Additional Partners. Additional limited partners may be admitted to the Partnership only upon the written consent of the General Partner and only on the terms and conditions set forth in the instrument evidencing any such consent.
     7.2. Transfers.
          7.2.1. No Limited Partner shall, without the prior written consent of the General Partner, sell, convey, lease, assign, pledge, hypothecate, transfer or otherwise dispose of or encumber all or any part of its interest in the Partnership, except as otherwise specifically permitted in this Section 7.
          7.2.2. The Partnership interest of any Limited Partner, or any part thereof, may not be transferred or assigned, and no such transferee or assignee may be admitted as a substituted partner of the Partnership, unless: (a) a duly executed and acknowledged instrument of assignment, setting forth the intention of the assignor that the assignee become a substituted limited partner, is delivered to the General Partner; (b) the assignor and assignee execute and acknowledge such other instruments as the General Partner reasonably may deem necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement and the assumption of any unperformed obligations of the assignor; (c) an opinion of counsel, satisfactory to the General Partner, that such proposed transfer will not result in (i) violation of any applicable federal or state securities law or regulation, (ii) termination of the partnership under Section 708 of the Code or otherwise result in the Partnership’s being adversely affected under any federal or state tax law or regulation, or (iii) the status of any facility as a “qualifying facility” under the Public utility Regulatory Policies Act of 1978, as amended, being lost or adversely affected; and (d) the General Partner, in its sole discretion, consents to the proposed assignment or transfer and the admission of such assignee to the Partnership.
          7.2.3. All Partners will, no later than 30 days after the date of compliance with the provisions of this section, amend the certificate to reflect the admission of such assignee as a substituted limited partner.
     7.3. Expenses. Expenses of the partnership or of any Partners occasioned by transfers of interests held by Partners shall be reimbursed to the Partnership or Partners, as the case may be, by the substitute Partner.
     7.4. Bankruptcy. Upon the bankruptcy of a Limited Partner, the Partnership interest of such Limited Partner shall be assigned to the General Partner, which shall purchase such interest for an amount equal to the amount credited to such Limited Partner in its Capital Account at the time of such assignment.

     7.5. Withdrawal of Limited Partner. No Limited Partner may voluntarily withdraw or resign from the partnership without the prior written consent of the General Partner. Upon withdrawal and to the extent permitted by the Act, a Limited Partner shall be entitled to receive the balance, if any, in his Capital Account, within 60 days following the end of the fiscal quarter of the Partnership in which such withdrawal occurs, less any amount which the General Partner deems necessary to reserve therefrom in respect of contingent liabilities or obligations of the Partnership.
     7.6. Withdrawal of General Partner. The General Partner may withdraw or resign from the Partnership upon 30 days’ prior written notice to all of the Partners.
     7.7. Election to Continue the Business of the Partnership. Upon the insolvency or adjudication of bankruptcy of the General Partner, or upon the General Partner’s withdrawal or resignation from the partnership (the “Event Date”), the Partnership shall not terminate but the interest of such General Partner shall forthwith be converted into a limited partnership interest with the same interest in Partnership profits, losses, Net Cash Flow, distributions and Capital Balance as before said conversion. The remaining Partners, upon written notice by any one or more of them to all of the other Partners, may hold a meeting and elect by a majority vote of interests in the Partnership of Limited Partners, an entity to serve as the general partner subject to all the terms, conditions and liabilities to which the former General Partner was subject, and to continue the Partnership for the remainder of the term. In the event that the Partners fail to elect a successor general partner within 6 months of the Event Date, the Partnership shall be dissolved and liquidated as hereinafter set forth. The procedures set forth in this section 7.7 shall be applicable to the original General Partner and any successor general partner serving hereunder.
Section 8. Dissolution
     8.1. Dissolution. The Partnership will be dissolved upon the occurrence of any of the following:
          (a) December 31, 2038; or
          (b) the insolvency or adjudication of bankruptcy of the General Partner or upon the withdrawal or resignation of the General Partner, if the other Partners do not elect to continue the business of the partnership and select a successor general partner pursuant to section 7.7 hereof; or
          (c) the unanimous agreement of all the Partners to dissolve the Partnership; or

          (d) the sale, transfer or other disposition of all or substantially all of the assets of the Partnership.
     8.2. Distributions. Upon the dissolution of the Partnership, the General Partner shall wind up the Partnership, liquidate its property and terminate the Partnership. Upon the winding up of the Partnership, the assets of the Partnership shall be distributed in the following order of priority: (a) first, to the expenses of liquidation; (b) second, to the creditors of the Partnership (other than creditors who are Partners); (c) third, to the setting up of such reserves as may be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership business; provided that any such reserve will be held for the purpose of disbursing such reserves in payment of such contingencies and, at the expiration of such period as appears reasonable, the balance remaining, if any, shall be distributed in the manner hereinafter provided; (d) fourth, to the repayment of Partner Loans (in the order set forth in section 4.1(a) above); and (e) fifth, to all of the Partners in repayment of their then positive outstanding Capital Accounts, all in proportion to the respective amounts of each Partner’s Capital Accounts. For purposes of determining the Partner’s Capital Accounts under this section 8.2, the Capital Accounts will first be adjusted by the Partners’ shares of income, gains and losses realized on the liquidation of the assets of the Partnership. If any of the assets are to be distributed in kind, the fair market value of such assets shall be determined as of the time of distribution. There shall be allocated among the Partners, in accordance with Section 4.2, the amount of gain or loss, if any, which would have been realized by the Partnership if such assets had been sold by the Partnership for prices equal to their respective fair market values as so determined.
     8.3. Actions of the General Partner; statements of Account. During the period of liquidation (which will be such reasonable time as may be required for the orderly completion of liquidation and distribution as set forth above), the General Partner, as liquidating trustee for the benefit of all Partners as tenants in common, will take any and all action necessary or appropriate to complete such liquidation and distribution as provided in this section 8, having for such purpose all of the powers numerated in Section 5 appropriate to accomplish the same. The General Partner promptly will prepare a final statement of the accounts of the Partnership as of the date of termination (such statement to set forth the actual or contemplated application and distribution of the assets of the Partnership), and will furnish a copy thereof to each Partner. Upon completion of the distribution as required hereby, a further statement for the period of liquidation will be so prepared by the General Partner and furnished to each Partner.
     8.4. Property. No Partner may demand or receive property other than cash in return for his contributions, loans or advances at any time or upon dissolution as provided herein, except upon the prior written approval of the General Partner.

     8.5. Cancellation. Upon the dissolution of the Partnership, its certificate shall be cancelled as required by the Act.
Section 9. GENERAL
     9.1. Filings. The Partners agree that: (a) a signed and acknowledged certificate shall be filed as required by the Act; and (b) they shall sign, acknowledge and file from time to time all writings to amend the certificate as are required by the Act.
     9.2. Power of Attorney. The Limited Partners, by their execution of this Agreement, hereby irrevocably constitute and appoint the General Partner as their true and lawful attorney to make, execute, sign, acknowledge and file and record in their name; place and stead: (a) the Certificate, as well as amendments thereto and a statement of cancellation thereof under the laws of any state or jurisdiction, as necessary; and (b) any other instrument or document which may be required to be filed by the Partnership under the laws of the United states or any state, or by any governmental agency, or which the General Partner deems advisable to file.
     9.3. Bank Accounts. All funds of the partnership will be deposited in such Partnership bank account or accounts as designated from time to time by the General Partner. Withdrawals from any such bank account or accounts will be made upon such signature or signatures as the General Partner may from time to time designate.
     9.4. Partial Invalidity. The invalidity or unenforceability of a portion of this Agreement will not affect the validity or enforceability of the remainder hereof.
     9.5. Governing Law; Binding Effect. This Agreement will be governed by the laws of the state of Delaware and will bind and inure to the benefit of the successors and assigns of the Partners.
     9.6. Amendment. This Agreement may be amended only by the written consent of all of the Partners.
     9.7. Captions. All article, section or paragraph titles or captions contained in this Agreement are for convenience only and are not deemed part of the context hereof.
     9.8. Pronouns. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
     9.9. Notices. To be effective hereunder, notices shall be in writing and shall be deemed to have been duly given when personally delivered or, if mailed,

when mailed by U.S. certified or registered mail, postage prepaid, to the other parties at the addresses set forth on Exhibit I hereto (or at such other address as shall be given in writing by a party to the other parties).
     9.10. Limitation on Rights of Others. No person other than a Partner shall have any legal or equitable right, remedy, or claim under or in respect to this Agreement.
     9.11. Entire Agreement. This Agreement and the Exhibits hereto contain the entire understanding among the Partners, and supersedes any prior understandings and agreements among them respecting the subject matter hereof.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of this 15th day of March, 1989.

Limited Partner		General Partner

WESTMORELAND ENERGY, INC		WESTMORELAND ENERGY, INC

By:	/s/ Larry Zalkin Title: Director	By:	/s/ R. Page Henley Title: Vice President

EXHIBIT 1

Name & Address	Initial
Of	Capital	Participation
Limited Partner	Contribution	Percentage
Westmoreland Energy, Inc. c/o Westmoreland Coal Company 700 The Bellevue 200 South Broad Street Philadelphia, PA 19102	$10	1%

Name & Address of the General Partner
Westmoreland — Beckley, Inc. c/o Westmoreland Coal Company 700 The Bellevue 200 South Broad Street Philadelphia, PA 19102	$990	99%

AGGREGATE CAPITAL CONTRIBUTIONS OF ALL PARTNERS	$1,000	100%
Specified Office
of the Partnership
c/o Westmoreland Coal Co.
700 The Bellevue
200 South Broad Street
Philadelphia, PA 19102
Registered Agent
of the Partnership
The Corporation Trust Company
1209 Orange Street
Wilmington
New Castle County
Delaware

FIRST AMENDMENT TO AGREEMENT OF LIMITED
PARTNERSHIP OF WESTPOWER — BECKLEY. L.P.
     This is the First Amendment to the Partnership Agreement (the “Agreement”) dated as of March 15, 1989 of West power — Beckley, L.P., a Delaware limited partnership (the “Partnership”).
     Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.
     Intending to be legally bound, the undersigned agree as follows:
     1. The name of the Partnership’s sole general partner, Westmoreland — Beckley, Inc., has, as of June 11, 1990, been amended to read, “WEI — Roanoke Valley, Inc.”, and hereinafter, all references to the sole general partner shall bear that amended name.
     2. The name of the Partnership, has, pursuant to the laws of Delaware, as of June 13, 1990, been amended to read, “Westmoreland — Roanoke Valley, L.P.”, and hereinafter, all references to the Partnership shall bear that amended name.
     3. Effective September 30, 1990, by Instrument of Assignment and Assumption, WEI — Roanoke Valley, Inc. has assigned, conveyed and transferred to Westmoreland Energy, Inc., the Partnership’s sole limited partner, 89% of its interest in the Partnership, reducing WEI — Roanoke Valley, Inc.’s general partnership interest to 10%.
     4. Effective September 30, 1990, Westmoreland Energy, Inc. has accepted the assignment of 89% of WEI — Roanoke Valley, Inc.’s interest in the Partnership, increasing Westmoreland Energy, Inc.’s limited partnership interest to 90%.
     5. Except for the provisions of the above paragraphs, the Agreement shall continue in full force and effect in accordance with its terms.
     In witness whereof, the undersigned have executed this Amendment on the 30th day of September, 1990.

LIMITED PARTNER		GENERAL PARTNER

WESTMORELAND ENERGY, INC.		WEI — ROANOKE VALLEY, INC.

BY:	/s/ R. Page Henley TITLE	By:	/s/ James S. Brown TITLE
James S. Brown
Vice President

WESTMORELAND-ROANOKE VALLEY, L.P.

AGREEMENT
OF
LIMITED PARTNERSHIP
BETWEEN
WESTMORELAND ENERGY, INC.
AND
WEI-ROANOKE VALLEY, INC.

WESTMORELAND-ROANOKE VALLEY, L.P.
AGREEMENT OF LIMITED PARTNERSHIP
     THIS IS AN AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”), between WEI-ROANOKE VALLEY, INC., (the “General Partner”), and WESTMORELAND ENERGY, INC. (the “Limited Partner”). The General Partner and the Limited Partner may be referred to as the “Partners,” or individually as a “Partner.”
WITNESSETH:
     WHEREAS, the parties hereto desire to form a limited partnership (the “Partnership”) under and pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Act”); and
     WHEREAS, the parties hereto desire to set forth in full all of their agreements and understandings concerning the Partnership.
TERMS
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:
Section I. DEFINITIONS.
     The following terms when used in this Agreement shall have the meanings set forth below:
     “Additional Capital Contributions” means additional contributions in cash or the fair market value of property or services by the Partners to the capital of the Partnership made following the Initial Capital Contribution, pursuant to Section 3.4 below.
     “Capital Account” shall have the meaning ascribed to it in Section 3.2 hereof.
     “Capital Contribution” means Initial Capital Contributions plus Additional Capital Contributions, if any.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Initial Capital Contributions” means the cash or fair market value of property or services contributed to the capital of the Partnership by the Partners as of the date hereof, as set forth on Exhibit 1 hereto, or as of the date of admission of additional Partners.
     “Limited Partner” shall mean the initial Limited Partner and additional Limited Partners, if any, who shall both acquire an interest as a limited partner in the Partnership and be admitted to the Partnership pursuant to this Agreement following the date hereof.
     “Loss” means for each fiscal year of the Partnership an amount equal to the Partnership’s taxable loss for such period, as determined under Section 703 (a) of the Code.
     “Net Cash Flow” means with respect to any fiscal period the Net Income of the Partnership for the fiscal period and, to the extent the following items are not otherwise reflected in the determination of Net Income, shall be: (1) reduced by (a) any repayments by the Partnership of principal on loans (excluding Partner Loans, the principal amounts of which are payable out of Net Cash Flow), (b) any capital expenditures, prepaid expenses, or other expenses, and (c) reasonable additions to a reserve retained for working capital and contingencies and expenses of the Partnership, including anticipated debt service for the 12 months following any determination of Net Cash Flow; and (2) increased by (a) amounts deducted by the Partnership for depreciation of tangible assets or amortization of capitalized expenditures, other capital accounts or other items, (b) the amounts of any expenses incurred in a fiscal period which were prepaid in a prior fiscal period, and (c) the amounts of any decreases in the reserve retained for working capital and other contingencies.
     “Net Income” means with respect to any fiscal period the net income or loss of the Partnership as reported on the Partnership’s federal tax returns, determined on an accrual basis. Net Income may be estimated by the General Partner in respect of fiscal periods ending prior to the end of the fiscal year in which they occur and any distributions to the Partners made on the basis of such estimated Net Income shall be subject to adjustment as of the end of such fiscal year.
     “Operating Budget” shall have the meaning ascribed to it in Section 6.2 hereof.
     “Participation Percentage” means each Partner’s distributive share of the
Partnership’s income, profits, gains, losses, deductions and credits, as set forth on Exhibit 1 hereto or on any amendment thereof upon admission of additional Partners. Participation Percentages shall be adjusted during the term of the Partnership to reflect additional Limited Partners, if any.

     “Partners” and “Partner” means, respectively, all or anyone of the General Partners and Limited Partners.
     “Partner Loans” means amounts loaned by Partners to the Partnership, pursuant to Section 3.3 below.
Section 2. THE PARTNERSHIP
     2.1 Formation. The Partners hereby form a limited partnership pursuant to this Agreement and to the provisions of the Act.
     2.2 Name. The name of the limited partnership shall be “Westmoreland — Roanoke Valley, L.P.”
     2.3 Purposes. The purposes of the Partnership shall be to acquire, own, develop, and operate cogeneration and small power production facilities in the United States of America and to pay all expenses incident thereto, and to finance, lease, maintain, encumber, dispose of, or otherwise deal with cogeneration and small power production facilities. In order to carry out such purposes, the Partnership shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes, and for the protection and benefit of cogeneration and small power production facilities.
     2.4 Place of Business. The Partnership’s specified office and registered agent will be at the addresses designated on Exhibit 1 hereto. The Partnership may have such other or additional places of business as the General Partner may from time to time designate.
     2.5 Thrill. The term of the Partnership will commence upon filing of a Certificate of Limited Partnership (the “Certificate”) as required by the Act, and will continue until the Partnership is dissolved pursuant to Section 8 hereof.
     2.6 Interest and Authority. The interests of the Partners in the Partnership shall be personal property for all purposes. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be owned by the Partnership as an entity, and no Partner individually shall have any ownership of such property. No Partner shall take any action on behalf of or in the name of the Partnership or enter into any agreement binding the Partnership except as expressly provided for under this Agreement or expressly authorized or directed by the Partners.
     2.7 Fiscal Year. The fiscal and taxable year of the Partnership shall be the calendar year.

2.8 Other Businesses. No Partner shall be prohibited from owning, operating or investing in, either directly or indirectly, any other cogeneration or small power production facility either in the Commonwealth of Virginia or elsewhere, or from engaging or possessing an interest in other businesses of any nature or description, independently or with others, whether or not in competition with the Partnership in any of such cases, and the other Partners shall not have any rights by virtue of this Agreement in respect of such other businesses or the income or profits derived therefrom.
Section 3. CAPITAL CONTRIBUTIONS; PARTNER LOANS
     3.1 Initial Capital Contributions.
     (a) The Limited Partner has, concurrently with the execution of this Agreement, contributed the sum set forth on Exhibit 1 hereto, to the Partnership for the interest being acquired by such Limited Partner, and such Partner’s percentage interest being acquired by the Limited Partner is set forth in Exhibit 1.
     (b) The General Partner has, concurrently with the execution of this Agreement, contributed the sum set forth on Exhibit 1 hereto.
     3.2 Capital Accounts. The Partnership will maintain for each Partner an account to be designated its Capital Account, to which will be added the Partner’s (i) Initial Capital Contributions, (ii) Additional Capital Contributions, (iii) the fair market value of any property contributed by the Partner to the Partnership (net of liabilities secured by such property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (iv) distributive share of the income or gain of the Partnership; and against which will be deducted the Partner’s (i) distributive share of distributions and losses of the Partnership, (ii) distributive share of the expenditures of the Partnership described in Section 705(a) (2) (B) of the Code, (iii) all cash distributions made to the Partner, and (iv) the fair market value of the property distributed to the Partner by the Partnership (net of liabilities secured by such property that the Partner is considered to assume or to take subject under Section 752 of the Code, and after adjusting the Partners’ Capital Accounts by the Partners’ shares of the unrealized income, gain, loss and deduction inherent in such property, and not reflected in such Capital Accounts previously, as if the property had been sold for its fair market value). A Partner’s Capital Account may, at any point in time, have a negative balance resulting from the Partner’s share of distributions and losses in excess of the Partner’s share of profits, Initial Capital Contributions and Additional Capital Contributions. Except as provided in the Act or otherwise in this Agreement, a Partner with a negative balance in its Capital Account shall have no obligation to restore such negative balance.

     3.3 Use of Capital Contributions and Loans. The Capital Contributions of the Partners and all proceeds of any Partnership borrowings shall be used only for Partnership purposes, as shall be determined by the General Partner.
     3.4 Additional Capital Contributions and Partners’ Loans.
          (a) No Partner shall be required to make any Additional Capital Contributions or Partner Loans or any other contributions, loans or advances to the Partnership in excess of such Partner’s Initial Capital Contribution.
          (b) A Partner may make Additional Capital Contributions or Partner Loans to the Partnership only if (i) the General Partner approves such contribution or loan in writing and (ii) the General Partner first offers to all Partners (in accordance with their respective Participation Percentages) the opportunity to participate in any such contribution or loan on the same terms and conditions that are offered to another Partner. The foregoing offer by the General Partner shall be forwarded by written notice delivered in accordance with the requirements of Section 9.9 of this Agreement, and must be accepted (or will be deemed to have been rejected) within fifteen (15) days thereafter by a written notice to the General Partner likewise delivered in accordance with the requirements of Section 9.9 hereof. Following the expiration of such fifteen (15) day period, the General Partner shall have the power to accept Additional Capital Contributions or Partner Loans, as ul.e case may be, from any Partner (without regard to the Partner’s Participation Percentage or whether any other Partner may have accepted the offer) on the same terms and conditions as were offered to all Partners; provided, however, that if all Partners accept the General Partner’s offer within the time limits specified herein, each Partner shall have the right to contribute or loan, as the case may be, an amount which is proportionate to its Participation Percentage.
          (c) If any Partner advances any funds to the Partnership after the date of this Agreement (except in the case of Additional Capital Contributions), such advances will be treated as Partner Loans, will not increase such Partner’s Participation Percentage, and the amount thereof will be a debt due from the Partnership to such Partner, entitled to the priorities described in Sections 4.1 and 8.2 hereof, and to be repaid with interest at an annual rate equal to one percent (1% ) above the “prime rate” of interest being charged form time to time by Fidelity Bank, Philadelphia, Pennsylvania on short-term floating loans to its responsible and substantial commercial borrowers in effect on the date such Partner Loan is made, or such other interest rate as may be agreed upon among the Partners.
     3.5 No Liability. No Partner will in any case by liable for the return of all or any part of the Capital Contributions or Partner Loans, if any, of the other Partners, it being expressly understood that any return of capital or repayment of loans to a Partner will be made solely from the assets of the Partnership.

     3.6 General Partner as Limited Partner. A General Partner may also be a Limited Partner to the extent that it purchases or becomes a transferee of all or any part of the interest of a Limited Partner, as otherwise allowed by this Agreement, and to such extent shall be treated in all respects as a Limited Partner.
Section 4. DISTRIBUTIONS · ALLOCATIONS
     4.1 Distributions. Net Cash Flow of the Partnership, if any, shall be distributed in available cash to the Partners annually, within 120 days after the end of each fiscal year of the Partnership. All such Net Cash Flow, if any, shall be distributed in the following order of priority: (a) to the Partners in repayment of the entire principal amounts of the Partner Loans, together with all accrued but unpaid interest, first on account of accrued interest thereon and then in repayment of the principal amounts thereof; repayments of Partner Loans shall be applied (i) first, in the order to their seniority and (ii) second, pro rata in accordance with the amounts outstanding under Partner Loans made as of the same date; and, thereafter, (b) to the Partners in accordance with their respective Participation Percentages. No Partner shall be entitled to return of its Capital Contribution except as otherwise provided in Sections 7.5 and 8.2 hereof. No Partner shall be entitled to interest on its Capital Contribution or any property from the Partnership other than cash.
     4.2 Allocations.
          (a) In General. All Partnership items of income, gain, loss, deduction or credit shall be allocated to the Partners in accordance with their respective Participation Percentages for both book and tax purposes; provided, however, that Loss which is attributable to liabilities of the Partnership which are not non-recourse liabilities within the meaning of Treasury Regulation Section 1.704-1 (b) (4) (iv) (g) (including Loss attributable to the Partner Loans) shall be allocated to the Partners in the proportion in which they would bear such Loss as provided in said Treasury Regulation Section 1.704-1 (b) (4) (iv) (g).
          (b) Stop-Loss. Notwithstanding paragraph (a) of this Section 4.2, no item of loss, deduction or expense in excess of the sum of:
          (i) (I) the balance of such Limited Partner’s Capital Account (which may be a negative number if such Capital Account has a negative balance), reduced by (II) the amount of any distributions that as of the end of the Partnership’s fiscal year (“Fiscal Year”), reasonably are expected to be made to such Limited Partner, to the extent they exceed offsetting increases to such Limited Partner’s Capital Account that reasonably are expected to occur during (or prior to) the Fiscal Years in which such distributions are expected to be made; and
          (ii) such Limited Partner’s interest in the “minimum gain” of the Partnership, which “minimum gain” of the Partnership shall be the amount,

determined at the end of the Fiscal Year, by which the outstanding principal balance of the Partnership’s non-recourse indebtedness (including the portion of any non-recourse indebtedness of partnerships in which the Partnership, either directly or through intermediate partnerships, is a partner that is allocable to the Partnership) exceeds the adjusted basis (computed for Federal income tax purposes) of the Partnership properties securing such indebtedness (or in the case of the Partnership’s share of any non-recourse indebtedness of another partnership, the other partnership’s adjusted basis of the properties securing such indebtedness), will be allocated to a Limited Partner, but such item will instead be allocated to the General Partner. If at any time a Limited Partner has a deficit balance in its Capital Account (after reduction by the amount described in clause (II) of subparagraph (i) above) that exceeds the amount described in subparagraph (ii) above, the items of Partnership income, gain, loss, deduction or expense shall be allocated in the manner that reduces such excess as rapidly as possible consistent with the provisions of Income Tax Regulation 1.704-1 (b) (2) (ii) (d). To the extent that any item of Partnership income, gain, loss, deduction or expense has been specially allocated pursuant to this Section 4.2 (b), subsequent items of income, gain, loss, deduction and expense of the Partnership shall be allocated to the extent possible in a manner, consistent herewith, that negates as rapidly as possible the effect of all previous allocations under this Section 4.2 (b).
Section 5. MANAGEMENT.
     5.1 General Partner. The Partnership will be managed and the conduct of its business will be controlled solely by the General Partner. The General Partner will possess all of the powers and rights of a partner in a partnership without limited partners and, without limiting the generality of the foregoing, .the General Partner shall have the following powers and duties and is authorized on behalf of the Partnership to do the following, subject to the limitations set forth in Section 5.2 below:
          (a) Be responsible for the management of the activities and business of the Partnership, prepare the Operating Budget, and do all things which, in the opinion of the General Partner, are necessary or desirable to carry on the business of the Partnership, including, without limitation, execution and filing of all certificates and documents necessary or desirable in connection with the formation, continuation and qualification of the Partnership in appropriate jurisdictions.
          (b) Maintain the books of account and records of the Partnership, in accordance with generally accepted accounting principles, reflecting the activities of the Partnership.
          (c) Open and maintain bank accounts in the name of the Partnership in which shall be deposited the Partnership’s funds, without commingling of any other funds.

          (d) Provide office space, secretarial service, telephone service and other related services as needed by the Partnership.
          (e) Borrow, repay and re-borrow money for any Partnership purpose and, if security is required therefor, mortgage, pledge or encumber any portion or all of the assets of the Partnership; and execute and deliver, in the name and on behalf of the Partnership, all notes, mortgages, deeds of trust, pledges, and other instruments or documents necessary in connection therewith.
          (f) Pay all taxes and assessments levied against the assets of the Partnership, or any part thereof, sign and file all tax returns, and make any and all elections, as required, under federal, state and local tax laws.
          (g) Employ and dismiss from employment any and all employees, and obtain all management, legal, leasing, accounting, bookkeeping and other services necessary in connection with the business of the Partnership.
          (h) Pay, collect, compromise, arbitrate, resort to legal action or otherwise adjust claims or demands of or against the Partnership.
          (i) Sell, exchange, lease or otherwise dispose of all or any portion of the Partnership property on behalf of the Partnership.
          (j) Be reimbursed by the Partnership for all for the General Partner’s costs and expenses incurred on behalf of the Partnership and for all goods and services furnished to the Partnership by the General Partner (including the amount of allocated internal costs including, without limitation, employees’ compensation).
          (k) Generally do all things necessary in connection with any of the foregoing; execute all documents and other instruments on behalf of the Partnership in connection therewith; pay as a Partnership expense all costs and expenses connected with the organization, operation or management of the Partnership; and sign or accept all checks, notes and drafts on the Partnership’s behalf (provided, however, that the General Partner shall not receive compensation for its services hereunder other than as provided for above).
     5.2 Major Decisions. Prior to the Partnership’s undertaking any of the following actions, all for the Partners shall consent thereto in writing:
          (a) Any sale, conveyance, lease, assignment, pledge, hypothecation, transfer or other disposition or encumbrance of any portion of partnership property with a fair market value in excess of $100,000.

          (b) Any settlement of any dispute or litigation on behalf of the Partnership which would require payment to or by the Partnership of more than $100,000.
          (c) The admission of any new or additional partner to the Partnership.
          (d) The incurrence, assumption or guarantee of indebtedness in excess of $1 00,000 in aggregate at any one time outstanding.
          (e) The assumption or creation of any contractual obligation if the anticipated expenditure or liability of the Partnership over the term thereof shall be anticipated to be more than $100,000.
          (f) Implementation of the Operation Budget.
     5.3 No Liability. Neither the General Partner nor any of its directors, officers, employees or agents will be liable to the Partnership or to any Partner for any act or omission performed or omitted by it or any of them in good faith hereunder. The General Partner will not be liable for the return of all or any part of the Initial Capital Contributions, Additional Capital Contributions or Partner Loans, if any, of the Limited Partners and any returns of capital or repayment of loans to a Partner will be made solely from the assets of the Partnership; nor will the General Partner be required to pay to the Partnership or to the Limited Partners any capital deficits upon dissolution or otherwise.
     5.4 Limited Partners. The Limited Partners shall not take part in the management or control of the business of the Partnership nor participate, except as expressly provided for in this Agreement, in malting the decisions of the Partnership; provided, however, that the Limited Partners may engage in those activities in connection with the Partnership which may be enumerated in the Act as not being within the meaning of “control.” No Limited Partner shall have any personal liability with respect to liabilities and obligations of the Partnership, except as may be expressly agreed to by such Limited Partner. No Limited Partner shall take any action which would, if taken, cause a dissolution of the Partnership. The General Partner may participate in, and make contributions to and share in profits, losses, and distributions of the Partnership, as a limited partner.
     5.5 Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify, defend and hold harmless the Partners and their respective directors, officers, shareholders, agents, employees and other representatives (individually an “indemnitee”) against any loss, expense, damage, claim, liability, obligation, judgment or injury suffered or sustained by such indemnitee by reason of any act, omission or alleged act or omission by such indemnitee arising out of its activities on behalf of the Partnership, or in furtherance of the interests of the Partnership, including, without limitation, any judgment, award, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened actions, proceedings or claims in which such indemnitee may be involved, or threatened to be involved, by reasons of such activities, all costs of which shall be charged to and paid by the Partnership as incurred; provided, however, that (a) the acts, omissions or alleged acts or omissions upon which such actual or threatened actions, proceedings or claims are based were not fraudulent or a result of willful misconduct by such indemnitee, and (b) the indemnification hereunder shall be payable only from and out of the assets of the Partnership and not from or out of the assets of any General Partner or Limited Partner.
Section 6. STATEMENTS’ OPERATING BUDGET: TAXES
     6.1 Statements. Within 45 days after the end of each of the first three quarters of each fiscal year of the Partnership and within 90 days after the close of each fiscal year of the Partnership, the General Partner shall furnish to each Partner with respect to such a period, a balance sheet, income statement and cash flow statement. The foregoing quarterly financial statements shall be unaudited and the foregoing annual financial statements shall be audited by such certified public accountants as are acceptable to the Partners, and the cost of preparing the statements and such audit shall be borne by the Partnership.
     6.2 Operating Budget. Not less than 45 days prior to the commencement of each fiscal year, the General partner shall cause to be prepared a proposed operating and capital expenditures budget (“Operating Budget”) for the approval of all Partners setting forth the estimated operating and capital expenditures and receipts of the Partnership for the following year.
     6.3 Inspection. All books of account and all other records of the Partnership (including the Certificate, and all amendments thereto, and this Agreement) shall be kept by the General Partner at the Partnership’s principal place of business and may be inspected there at any reasonable time by the Partners.
     6.4 Taxes. The General Partner shall be the “tax matters partner” (as that term is used in the Code) of the Partnership. The General Partner shall cause, at Partnership expense, ad tax returns and notices to be prepared and filed for the Partnership and shall furnish copies thereof to all Partners. The General Partner shall make such elections under the Internal Revenue Code, including the method of depreciation and amortization, as all of the Partners shall direct. The General Partner shall furnish to the Partners a copy of the Partnership’s Schedule K-l (or successor form) with the annual financial statements under Section 6.1. above.

Section 7. ADDITIONAL PARTNERS; TRANSFERS; WITHDRAWAL
     7.1 Additional Partners. Additional limited partners may be admitted to the Partnership only upon the written consent of the General Partner and only on the terms and conditions set forth in the instrument evidencing any such consent.
     7.2 Transfers.
          7.2.1. No Limited Partner shall, without the prior written consent of the General Partner, sell, convey, lease, assign, pledge, hypothecate, transfer or otherwise dispose of or encumber all or any part of its interest in the Partnership, except as otherwise specifically permitted in this Section 7.
          7.2.2. The Partnership interest of any Limited Partner, or any part thereof, may not be transferred or assigned, and no such transferee or assignee may be admitted as a substituted partner of the Partnership, unless; (a) a duly executed and acknowledged instrument of assignment, setting forth the intention of the assignor that the assignee become a substituted limited partner, is delivered to the General Partner; (b) the assignor and assignee execute and acknowledge such other instruments as the General Partner reasonably may deem necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement and the assumption of any unperformed obligations of the assignor; (c) an opinion of counsel, satisfactory to the General Partner, that such proposed transfer will not result in (i) violation of any applicable federal or state securities law or regulation, (ii) termination of the Partnership under Section 708 of the Code or otherwise result in the Partnership’s being adversely affected under any federal or state tax law or regulation, or (iii) the status of any facility as a “qualifying facility” under the Public Utility Regulatory Policies Act of 1978, as amended, being lost or adversely affected; and (d) the General Partner, in its sole discretion, consents to the proposed assignment or transfer and the admission of such assignee to the partnership.
          7.2.3. All Partners will, no later than 30 days after the date of compliance with the provisions of this Section, amend the Certificate to reflect the admission of such assignee as a substituted limited partner.
     7.3 Expenses. Expenses of the Partnership or of any Partners occasioned by transfers of interests held by Partners shall be reimbursed to the Partnership or Partners, as the case may be, by the substitute Partner.
     7.4 Bankruptcy. Upon the bankruptcy of a Limited Partner, the Partnership interest of such Limited Partner shall be assigned to the General Partner, which shall purchase such interest for an amount equal to the amount credited to such Limited Partner in its Capital Account at the time of such assignment.
     7.5 Withdrawal of Limited Partner. No Limited Partner may voluntarily withdraw or resign from the Partnership without the prior written consent of the General Partner. Upon withdrawal and to the extent permitted by the Act, a Limited Partner shall be entitled to receive the balance, if any, in his Capital Account, within 60 days following the end of the fiscal quarter of the Partnership in which such withdrawal occurs, less any amount which the General Partner deems necessary to reserve therefrom in respect of contingent liabilities or obligations of the Partnership.
     7.6 Withdrawal of General Partner. The General Partner may withdraw or resign from the Partnership upon 30 days prior written notice to all of the Partners.
     7.7 Election to Continue the Business of the Partnership. Upon the insolvency or adjudication of bankruptcy of the General Partner, or upon the General Partner’s withdrawal or resignation from the Partnership (the “Event Date”), the Partnership shall not terminate but the interest of such General Partner shall forthwith be converted into a limited partnership interest with the same interest in Partnership profits, losses, Net Cash Flow, distributions and Capital Balance as before said conversion. The remaining Partners, upon written notice by anyone or more of them to all of the other Partners, may hold a meeting and elect by a majority vote of interests in the Partnership of Limited Partners, an entity to serve as the general partner subject to all the terms, conditions and liabilities to which the former General Partner was subject, and to continue the Partnership for the remainder of the term. In the event that the Partners fail to elect a successor general partner within 6 months of the Event Date, the Partnership shall be dissolved and liquidated as hereinafter set forth. The procedures set forth in this Section 7.7 shall be applicable to the original General Partner and any successor general partner serving hereunder
Section 8, Dissolution
     8.1 Dissolution. The Partnership will be dissolved upon the occurrence of any of the following:
          (a) December 31, 2041; or
          (b) the insolvency or adjudication of bankruptcy of the General Partner or upon the withdrawal or resignation of the General Partner, if the other Partners do not elect to continue the business of the Partnership and select a successor general partner pursuant to Section 7.7 hereof; or

          (c) the unanimous agreement of all the Partners to dissolve the Partnership; or
          (d) the sale, transfer or other disposition of all or substantially all of the assets of the Partnership.
     8.2 Distributions. Upon the dissolution of the Partnership, the General Partner shall wind up the Partnership, liquidate its property and terminate the Partnership. Upon the winding up of the Partnership, the assets of the Partnership shall be distributed in the following order of priority: (a) first, to the expenses of liquidation; (b) second, to the creditors of the Partnership (other than creditors who are Partners); (c) third, to the setting up of such reserves as may be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership business; provided that any such reserve will be held for the purpose of disbursing such reserves in payment of such contingencies and, at the expiration of such period as appears reasonable, the balance remaining, if any, shall be distributed in the manner hereinafter provided; (d) fourth, to the repayment of Partner Loans (in the order set forth in Section 4.1 (a) above); and (e) fifth, to all of the Partners in repayment of their then positive outstanding Capital Accounts, all in proportion to the respective amounts of each Partner’s Capital Accounts. For purposes of determining the Partner’s Capital Accounts under this Section 8.2, the Capital Accounts will first be adjusted by the Partners’ shares of income, gains and losses realized on the liquidation of the assets of the Partnership. If any of the assets are to be distributed in kind, the fair market value of such assets shall be determined as of the time of distribution. There shall be allocated among the Partners, in accordance with Section 4.2, the amount of gain or loss, if any, which would have been realized by the Partnership if such assets had been sold by the Partnership for prices equal to their respective fair market values as so determined.
     8.3 Actions of the General Partner: Statements of Account. During the period of liquidation (which will be such reasonable time as may be required for the orderly completion of liquidation and distribution as set forth above), the General Partner, as liquidating trustee for the benefit of all Partners as tenants in common, will take any and all action necessary or appropriate to complete such liquidation and distribution as provided in this Section 8, having for such purpose all of the powers numerated in Section 5 appropriate to accomplish the same. The General partner promptly will prepare a final statement of the accounts of the Partnership as of the date of termination (such statement to set forth the actual or contemplated application and distribution of the assets of the Partnership), and will furnish a copy thereof to each Partner. Upon completion of the distribution as required hereby, a further statement for the period of liquidation will be so prepared by the General Partner and furnished to each Partner.

     8.4 Property. No Partner may demand or receive property other than cash in return for his contributions, loans or advances at any time or upon dissolution as provided herein, except upon the prior written approval of the General Partner.
     8.5 Cancellation. Upon the dissolution of the Partnership, its Certificate shall be canceled as required by the Act.
Section 9. GENERAL
     9.1 Filings. The Partners agree that: (a) a signed and acknowledged Certificate shall be filed as required by the Act; and (b) they shall sign, acknowledge and file from time to time all writings to amend the Certificate as are required by the Act.
     9.2 Power of Attorney. The Limited Partners, by their execution of this Agreement, hereby irrevocably constitute and appoint the General Partner as their true and lawful attorney to make, execute, sign, acknowledge and file and record in their name, place and stead: (a) the Certificate, as well as amendments thereto and a statement of cancellation thereof under the laws of any state or jurisdiction, as necessary; and (b) any other instrument or document which may be required to be filed by the Partnership under the laws of the United States or any state, or by any governmental agency, or which the General Partner deems advisable to file.
     9.3 Bank Accounts. All funds of the Partnership will be deposited in such Partnership bank account or accounts as designated from time to time by the General Partner. Withdrawals from any such bank account or accounts will be made upon such signature or signatures as the General Partner may from time to time designate.
     9.4 Partial Invalidity. The invalidity or unenforceability of a portion of this Agreement will not affect the validity or enforceability of the remainder hereof.
     9.5 Governing Law; Binding Effect. This Agreement will be governed by the laws of the State of Delaware and will bind and inure to the benefit of the successors and assigns of the Partners.
     9.6 Amendment. This Agreement may be amended only by the written consent of all of the Partners.
     9.7 Captions. All article, section or paragraph titles or captions contained in this Agreement are for convenience only and are not deemed part of the context hereof.

     9.8 Pronouns. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
     9.9 . Notices. To be effective hereunder, notices shall be in writing and shall be deemed to have been duly given when personally delivered or, if mailed, when mailed by U.S. certified or registered mail, postage prepaid, to the other parties at the addresses set forth on Exhibit I hereto (or at such other address as shall be given in writing by a party to the other parties).
     9.1 0 Limitation on Rights of Others. No person other than a Partner shall have any legal or equitable right, remedy, or claim under or in respect to this Agreement.
     9.11 Entire Agreement. This Agreement and the Exhibits hereto contain the entire understanding among the Partners, and supersedes any prior understandings and agreements among them respecting the subject matter hereof.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of this _ day of _____, 1996.

Limited Partner	General Partner

Westmoreland Energy, Inc.	WEI — Roanoke Valley, Inc.

By:	By:
Title:	Title:

EXHIBIT 1

Name & Address	Initial
Of	Capital	Participation
Limited Partner	Contribution	Percentage
Westmoreland Energy, Inc. Citizens Commonwealth Building 300 Preston Avenue, 5th Floor Charlottesville, Virginia 22902	$900	90%

Name & Address of the General Partner
WEI-Roanoke Valley, Inc. c/o Westmoreland Energy, Inc. Citizens Commonwealth Building 300 Preston Avenue, 5th Floor Charlottesville, Virginia 22902	$100	10%

AGGREGATE CAPITAL CONTRIBUTIONS OF ALL PARTNERS	$1,000	100%
Specified Office
of the Partnership
c/o Westmoreland Energy, Inc.
Citizens Commonwealth Building
300 Preston Avenue, 5th Floor
Charlottesville, Virginia 22902
Registered Agent
of the Partnership
The Corporation Trust Company
1209 Orange Street
Wilmington
New Castle County
Delaware